Exhibit 10.15

AMENDED AND RESTATED

LOAN AND SECURITY AGREEMENT

dated as of August 26, 2009

among

ECHO GLOBAL LOGISTICS, INC.,

a Delaware corporation,

Borrower,

and

EGL MEZZANINE LLC,

a Delaware limited liability company,

Lender

	6.7	Title to Assets and Property	21
	6.8	Additional Assurances	21

7.	TERM		21

	7.1	Termination	21
	7.2	Survival of Obligations Upon Termination of Financing Arrangements	21

8.	EVENTS OF DEFAULT; RIGHTS AND REMEDIES		22

	8.1	Events of Default/Acceleration	22
	8.2	Remedies	23
	8.3	Waivers by Borrower	24

9.	MISCELLANEOUS		24

	9.1	Continuation of Security Interest	24
	9.2	Severability	24
	9.3	Notice	25
	9.4	Entire Agreement; Modifications and Amendments	25
	9.5	Headings	25
	9.6	No Waiver	25
	9.7	Successors and Assigns	26
	9.8	GOVERNING LAW	26
	9.9	Consent To Jurisdiction And Venue	26
	9.10	Mutual Waiver Of Jury Trial; Judicial Reference	26
	9.11	Confidentiality	27
	9.12	Revival of Obligations	27
	9.13	Counterparts	28
	9.14	Remedies	28
	9.15	Conflict of Terms	28
	9.16	Advice of Counsel	28
	9.17	No Strict Construction	28

ii

INDEX OF APPENDICES

Schedule 1	–	Indebtedness

Exhibit 2.1	–	Form of Amended and Restated Term Note

iii

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

This AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of August 26, 2009, by and among ECHO GLOBAL LOGISTICS, INC., a Delaware corporation (“Borrower”), and EGL MEZZANINE LLC, a Delaware limited liability company (“Lender”).

RECITALS

A.            Borrower has requested that Lender extend a term loan facility to Borrower of Seven Million Five Hundred Thousand Dollars ($7,500,000) for the purpose of (a) funding the Borrower’s working capital needs and (b) acquiring all or substantially all of the assets of RayTrans Distribution Services, Inc., an Illinois corporation; and for these purposes, Lender is willing to make a term loan to Borrower of such amount upon the terms and conditions set forth herein.

B.            Borrower has agreed to secure all of its obligations under the Loan Documents by granting to Lender a security interest in and lien upon all of their existing and after-acquired personal and real property.

C.            Capitalized terms used in this Agreement shall have the meanings ascribed to them in Section 1 and, for purposes of this Agreement, the other Loan Documents, the rules of construction set forth in Section 1 shall govern. All Schedules, Exhibits and other attachments hereto (collectively, “Appendices”) are incorporated herein by reference, and taken together with this Agreement, shall constitute but a single agreement. These Recitals shall be construed as part of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the parties hereto agree as follows:

SECTION 1. DEFINITIONS AND RULES OF CONSTRUCTION

1.1           Definitions.  Unless otherwise defined herein, the following capitalized terms shall have the following meanings:

“Account Debtor” means any Person who may become obligated to Borrower under, with respect to, or on account of, an account, chattel paper or general intangibles (including a payment intangible).

“Affiliate” means, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, 5% or more of the Stock having ordinary voting power in the election of directors of such Person, (b) each Person that controls, is controlled by or is under common control with such Person, (c) each of such Person’s officers, directors, joint venturers and partners and (d) in the case of Borrower, the immediate family members, spouses and lineal descendants of individuals who are

Affiliates of Borrower. For the purposes of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise; provided, however, that the term “Affiliate” shall specifically exclude Lender.

“Agreement” means this Amended and Restated Loan and Security Agreement by and among Borrower and Lender, as the same may be amended, supplemented, restated or otherwise modified from time to time.

“Appendices” has the meaning ascribed to it in the Recitals hereto.

“Bankruptcy Code” means the provisions of Title 11 of the United States Code, U.S.C. §§ 101 et seq.

“Borrower” has the meaning ascribed thereto in the preamble hereof.

“Business Day” means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of Illinois.

“Capital Lease” means, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, would be required to be classified and accounted for as a capital lease on a balance sheet of such Person.

“Capital Lease Obligation” means, with respect to any Capital Lease of any Person, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease.

“Change of Control” means the occurrence of any event or transaction, including the sale or exchange of outstanding shares of Borrower’s capital Stock or the capital Stock of any of Borrower’s Subsidiaries, or series of related events or transactions, resulting in (a) the holders of such outstanding capital Stock immediately before consummation of such event or transaction, or series of related events or transactions, do not, immediately after consummation of such event or transaction or series of related events or transactions, retain, directly or indirectly, capital Stock representing at least fifty percent (50%) of the voting power of Borrower, (b) Borrower ceases to own and control all of the economic and voting rights associated with all of the of the outstanding capital Stock of any of its Subsidiaries, or (c) Borrower ceases to own and control all of the economic and voting rights associated with all of the outstanding capital Stock of its Subsidiaries; provided, however, that the merger or consolidation of any Subsidiary of Borrower with any other Subsidiary of Borrower, or with Borrower so long as Borrower is the surviving entity of any such merger or consolidation, does not constitute a “Change of Control”.

“Charges” means all federal, state, county, city, municipal, local, foreign or other governmental taxes, levies, assessments, charges, liens, claims or encumbrances upon or arising on account of (a) the Collateral, (b) the Obligations, (c) the employees, payroll, income or gross receipts of Borrower, (d) Borrower’s ownership or use of any properties or other assets, or (e) any other aspect of Borrower’s business.

“Chase Loan” means that certain $20,000,000 line of credit from JPMorgan Chase Bank, N.A. to Borrower, Echo/Bestway, Echo/TMG, Echo/RT and Echo/FMI, evidenced by the Chase Loan Documents, dated as of August 26, 2009, as amended.

“Chase Loan Documents” means that certain Amended and Restated Credit Agreement, dated as of the date hereof, by and among Borrower, Echo/Bestway, Echo/TMG, Echo/RT, Echo/FMI and JPMorgan Chase Bank, N.A., as amended, that certain Replacement Line of Credit Note, dated as of the date hereof, from Borrower, Echo/Bestway, Echo/TMG, Echo/RT and Echo/FMI in favor of JPMorgan Chase Bank, N.A., that certain Amended and Restated Security Agreement, dated as of the date hereof, from Borrower, Echo/Bestway, Echo/TMG, Echo/RT and Echo/FMI in favor of JPMorgan Chase Bank, N.A., and all other agreements, instruments, documents and certificates executed and delivered to, or in favor of, JPMorgan Chase Bank, N.A. and including all other pledges, powers of attorney, consents, assignments, contracts, notices, and all other written matter whether now or hereafter executed by or on behalf of Borrower, Echo/Bestway, Echo/TMG, Echo/RT or Echo/FMI, or any employee of Borrower, Echo/Bestway, Echo/TMG, Echo/RT or Echo/FMI, and delivered to JPMorgan Chase Bank, N.A. in connection with the Chase Loan or the transactions contemplated thereby. Any reference in the Chase Loan Documents shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to the Chase Loan Documents as the same may be in effect at any and all times such reference becomes operative.

“Closing Date” means August 26, 2009.

“Code” means the Internal Revenue Code of 1986, as amended, and all regulations promulgated thereunder.

“Collateral” means all of Borrower’s “accounts”; “chattel paper”; “deposit accounts” and other payment obligations of financial institutions (including Lender); “documents”; “equipment”, including any documents and certificates of title issued with respect to any of the equipment; “general intangibles” and any right to a refund of taxes paid at any time to any governmental entity; “instruments”; “inventory”; including any documents and certificates of title issued with respect to any of the inventory; “investment property”; “financial assets”; “letter of credit rights”; all as defined in the UCC, whether now owned or hereafter acquired, whether now existing or hereafter arising, and wherever located. In addition, the term “Collateral” includes all “proceeds”, “products” and “supporting obligations” (as such terms are defined in the UCC) of the Collateral, including but not limited to all stock rights, subscription rights, dividends, stock dividends, stock splits, or liquidating dividends, and all cash, accounts, chattel paper, “instruments”, “investment property”, “financial assets”, and “general intangibles” (as such terms are defined in the UCC) arising from the sale, rent, lease, casualty loss or other disposition of the Collateral, and any Collateral returned to, repossessed by or stopped in transit by Borrower, and all insurance claims relating to any of the Collateral. The tern “Collateral” further includes all of Borrower’s right, title and interest in and to all books, records, and data relating to the Collateral, regardless of the form of media containing such information or data, and all software necessary or desirable to use any of the Collateral or to access, retrieve, or process any of such information or data. Where the Collateral is in possession of Lender or Lender’s agent, Borrower agrees to deliver to Lender any property that represents an increase in the Collateral or profits or proceeds of the Collateral, subject to the terms of the Chase Loan Documents.

“Commitment” means the commitment of Lender to make the Term Loan, which commitment shall be SEVEN MILLION FIVE HUNDRED THOUSAND DOLLARS ($7,500,000) on the Closing Date. After advancing the Term Loan, each reference to the Commitment shall refer to the outstanding amount of the Term Loan.

“Copyright License” means any and all rights now owned or hereafter acquired by Borrower under any written agreement granting any right to use any Copyright or Copyright registration.

“Copyrights” means all of the following now owned or hereafter adopted or acquired by Borrower: (a) all copyrights and general intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the United States Copyright Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof, and (b) all reissues, extensions or renewals thereof.

“Default” means any event that, with the passage of time or notice or both, would, unless cured or waived, become an Event of Default.

“Default Rate” has the meaning ascribed to it in Section 2.4(d).

“Dollars” or “$” means lawful currency of the United States of America.

“Echo/Bestway” means Echo/Bestway Holdings, LLC, a Delaware limited liability company.

“Echo/TMG” means Echo/TMG Holdings, LLC, a Delaware limited liability company.

“Echo/RT” means Echo/RT Holdings, LLC, a Delaware limited liability company.

“Echo/FMI” means Echo/FMI Holdings, LLC, a Delaware limited liability company.

“Event of Default” has the meaning ascribed to it in Section 8.1.

“Fees” means any and all fees payable to Lender pursuant to this Agreement or any of the other Loan Documents.

“Financial Statements” means the consolidated and consolidating income statement, statement of cash flows and balance sheet of Borrower.

“Fiscal Month” means any of the monthly accounting periods of Borrower.

“Fiscal Quarter” means any of the quarterly accounting periods of Borrower, ending on March 31, June 30, September 30 and December 31 of each year.

“Fiscal Year” means any of the annual accounting periods of Borrower ending on December 31 of each year.

“GAAP” means generally accepted accounting principles in the United States of America, consistently applied.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Indebtedness” means, with respect to any Person, without duplication (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property payment for which is deferred six months or more, but excluding obligations to trade creditors incurred in the ordinary course of business that are unsecured and not overdue by more than six (6) months unless being contested in good faith, (b) all reimbursement and other obligations with respect to letters of credit, bankers’ acceptances and surety bonds, whether or not matured, (c) all obligations evidenced by notes, bonds, debentures or similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations and the present value (discounted at the rate publicly quoted by The Wall Street Journal as the “prime rate” as in effect on Closing Date) of future rental payments under all synthetic leases, (f) all obligations of such Person under commodity purchase or option agreements or other commodity price hedging arrangements, in each case whether contingent or matured, (g) all obligations of such Person under any foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates, in each case whether contingent or matured, (h) all Indebtedness referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property or other assets (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, and (i) the Obligations.

“Indemnified Liabilities” has the meaning ascribed to it in Section 2.9.

“Indemnified Person” has the meaning ascribed to it in Section 2.9.

“Intellectual Property” means any and all Licenses, Patents, Copyrights, Trademarks, and the goodwill associated with such Trademarks.

“Interest Rate” means a fixed per annum rate of interest equal to thirteen percent (13%).

“IRS” means the Internal Revenue Service.

“Legal Requirements” means any law, ordinance, decree, requirement, order, judgment, rule, regulation (or interpretation of any of the foregoing) of any foreign governmental authority, the United States of America, any state thereof, any political subdivision of any of the foregoing or any agency, department, commission, board, bureau, court or other tribunal having jurisdiction over Lender or Borrower or any of its subsidiaries or their respective Properties or any agreement by which any of them is bound.

“Lender” has the meaning ascribed thereto in the preamble hereof.

“License” means any Copyright License, Patent License, Trademark License or other license of rights or interests now held or hereafter acquired by Borrower.

“Lien” means any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the UCC or comparable law of any jurisdiction).

“Litigation” has the meaning ascribed to it in Section 4.5.

“Loan Account” has the meaning ascribed to it in Section 2.8.

“Loan Documents” means this Agreement, the Term Note, and all other agreements, instruments, documents and certificates executed and delivered to, or in favor of, Lender and including all other pledges, powers of attorney, consents, assignments, contracts, notices, and all other written matter whether now or hereafter executed by or on behalf of Borrower, or any employee of Borrower, and delivered to Lender in connection with this Agreement or the transactions contemplated thereby. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, prospects or financial or other condition of Borrower, (b) Borrower’s ability to pay the Term Loan or any of the other Obligations in accordance with the terms of this Agreement, (c) the Collateral or Lender’s Liens on the Collateral or the priority of such Liens, or (d) Lender’s rights and remedies under this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, any event or occurrence adverse to Borrower which results or could reasonably be expected to result in losses, costs, damages, liabilities or expenditures in excess of $500,000 shall constitute a Material Adverse Effect.

“Maturity Date” means the earlier of (a) June 2, 2012, and (b) the date of termination of Lender’s obligation to permit the Term Loan to remain outstanding pursuant to Section 8.2(b).

“Obligations” means all loans, advances, debts, liabilities and obligations for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable) owing by Borrower to Lender, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement or other instrument, arising under this Agreement or any of the other Loan Documents. This term includes all principal, interest (including all interest that accrues after the commencement of any case or proceeding by or against Borrower in bankruptcy, whether or not allowed in such case or proceeding), Fees, expenses, reasonable attorneys’ fees and any other sum chargeable to Borrower under this Agreement or any of the other Loan Documents.

“Patent License” means rights under any written agreement now owned or hereafter acquired by Borrower granting any right with respect to any invention on which a Patent is in existence.

“Patents” means all of the following in which Borrower now holds or hereafter acquires any interest: (a) all letters patent of the United States or any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or of any other country, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State or any other country, and (b) all reissues, continuations, continuations in part or extensions thereof.

“Permitted Liens” means the following encumbrances: (a) Liens for taxes or assessments or other governmental Charges not yet due and payable or which are being contested; (b) pledges or deposits of money securing statutory obligations under workmen’s compensation, unemployment insurance, social security or public liability laws or similar legislation; (c) pledges or deposits of money securing bids, tenders, contracts (other than contracts for the payment of money), leases to which Borrower is a party as lessee made in the ordinary course of business, or surety, appeal or similar bonds arising in the ordinary course of business; (d) inchoate and unperfected workers’, mechanics’ or similar Liens arising in the ordinary course of business, so long as such Liens attach only to equipment, fixtures or real estate; (e) carriers’, warehousemen’s, suppliers’ or other similar possessory Liens arising in the ordinary course of business and securing liabilities in an outstanding aggregate amount not in excess of $25,000 at any time, so long as such Liens attach only to inventory; (f) deposits securing, or in lieu of, surety, appeal or customs bonds in proceedings to which Borrower is a party; (g) any attachment or judgment Lien not constituting an Event of Default; (h) zoning restrictions, easements, licenses, or other restrictions on the use of any Real Estate or other minor irregularities in title (including leasehold title) thereto, so long as the same do not materially impair the use, value, or marketability of such Real Estate; (i) presently existing or hereafter created Liens in favor of Lender; (j) Liens in existence on the date hereof securing Indebtedness described in Schedule 1 and permitted refinancings, extensions and renewals thereof, including extensions or renewals of any such Liens, provided that the principal amount so secured is not increased and the Lien does not attach to any other property; (k) Liens created after the date hereof by conditional sale or other title retention agreements (including Capital Leases) or in connection with purchase money Indebtedness with respect to equipment and fixtures acquired by Borrower in the ordinary course of business, involving the incurrence of an aggregate amount of purchase money Indebtedness and Capital Lease Obligations of not more than $100,000 outstanding at any one time for all such Liens (provided that such Liens attach only to the assets subject to such purchase money debt and such Indebtedness is incurred within 20 days following such purchase and does not exceed 100% of the purchase price of the subject assets); and (1) Liens created under the Chase Loan Documents.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, other entity or government (whether federal, state, county, city, municipal, local, foreign, or otherwise, including any instrumentality, division, agency, body or department thereof).

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.

“Qualified IPO” means the closing of a firmly underwritten initial public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of shares of capital stock for the account of Borrower in which the gross proceeds to Borrower (before underwriting discounts, commissions and fees) are at ]east $25,000,000.

“Real Estate” means all of the real property owned, leased, subleased or used by Borrower.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person; (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can be reasonably be expected to become an actual or matured liability.

“Stock” means all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended).

“Subordination Agreement” means that certain Amended and Restated Subordination and Intercreditor Agreement, dated as of the date hereof, by and among JPMorgan Chase Bank, N.A., Lender, Borrower, Echo/Bestway, Echo/TMG, Echo/RT and Echo/FMI.

“Subsidiary” means, with respect to any Person, (a) any corporation of which an aggregate of more than 50% of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of 50% or more of such Stock whether by proxy, agreement, operation of law or otherwise, and (b) any partnership or limited liability company in which such Person or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than 50% or of which any such Person is a general partner or may exercise the powers of a general partner. Unless the context otherwise requires, each reference to a Subsidiary shall be a reference to a Subsidiary of a Borrower.

“Taxes” means taxes, levies, imposts, deductions, Charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on or measured by the net income of Lender by the jurisdictions under the laws of which Lender is organized or conducts business or any political subdivision thereof.

“Term Loan” has the meaning assigned to it in Section 2.1(a).

“Term Note” has the meaning assigned to it in Section 2.1(a).

“Termination Date” means the date on which (a) the Term Loan has been indefeasibly repaid in full, and (b) all other Obligations under this Agreement and the other Loan Documents (other than inchoate indemnity and other obligations that expressly survive the repayment in full of the Term Loan) have been completely discharged.

“Trademark License” means rights under any written agreement now owned or hereafter acquired by Borrower granting any right to use any Trademark.

“Trademarks” means all of the following now owned or hereafter adopted or acquired by Borrower: (a) all trademarks, trade names, corporate names, business names, trade styles, service marks, logos, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof; (b) all reissues, extensions or renewals thereof; and (c) all goodwill associated with or symbolized by any of the foregoing.

“UCC” means the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of Illinois; provided, that to the extent that the UCC is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the UCC, the definition of such term contained in Article or Division 9 shall govern; and further provided, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of Illinois, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

1.2           Rules of Construction. Rules of construction with respect to accounting terms used in this Agreement or the other Loan Documents shall be as set forth in the definition of GAAP in Section 1.1. All other undefined terms contained in any of the Loan Documents shall, unless the context indicates otherwise, have the meanings provided for by the UCC to the extent the same are used or defined therein; in the event that any term is defined differently in different Articles or Divisions of the UCC, the definition contained in Article or Division 9 shall control. Unless otherwise specified, references in this Agreement or any of the Appendices to a Schedule, Exhibit, Section, subsection or clause refer to such Schedule, Exhibit, Section, subsection or clause as contained in this Agreement. The words “herein,” “hereof’ and “hereunder” and other words of similar import refer to this Agreement as a whole, including all Schedules and Exhibits, as the same may from time to time be amended, restated, modified or supplemented, and not to any particular section, subsection or clause contained in this Agreement or any such Schedule or Exhibit. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders. The words “including,” “includes” and “include” shall be deemed to be followed by the words “without limitation”; the word “or” is not exclusive; references to Persons include their respective successors and assigns (to the extent and only to the extent permitted by the Loan Documents) or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of the same and any successor statutes and regulations. Whenever any provision in any Loan Document refers to the knowledge (or an analogous phrase) of Borrower, such words are intended to signify that Borrower has actual knowledge or awareness of a particular fact or circumstance or that Borrower, if it had exercised reasonable diligence, would have known or been aware of such fact or circumstance.

SECTION 2. AMOUNT AND TERMS OF CREDIT

2.1           Term Loan.

(a)           Subject to the terms and conditions hereof, Lender agrees to make a term loan (the “Term Loan”) on the Closing Date to Borrower in the original principal amount of its Commitment. The Term Loan shall be evidenced by a promissory note substantially in the form of Exhibit 2.1 (the “Term Note”) and, except as provided in Section 2.8, Borrower shall execute and deliver the Term Note to Lender. The Term Note shall represent the obligation of Borrower to pay the amount of the Commitment, together with interest thereon as prescribed in Section 2.4.

(b)           The aggregate outstanding principal balance of the Term Loan shall be due and payable in full in immediately available funds on the Maturity Date, if not sooner paid in full. No payment with respect to the Term Loan may be reborrowed.

2.2           Prepayments.

(a)           Voluntary Prepayments. Borrower may, at any time upon at least five (5) days’ prior written notice by Borrower to Lender, voluntarily prepay all or part of the Term Loan; provided, that any such prepayment shall be accompanied by payment of the fee described in Section 2.5(b).

(b)           Mandatory Prepayment. Upon a Qualified IPO, Borrower shall prepay the Term Loan in accordance with Section 2.2(c).

(c)           Application of Mandatory Prepayment. Any prepayment made by Borrower pursuant to Section 2.2(b) shall be applied as follows: first, to fees and reimbursable expenses of Lender then due and payable pursuant to any of the Loan Documents; second, to interest then due and payable on the Term Loan; and third, to prepay the principal of the Term Loan until the Term Loan shall have been repaid in full.

(d)           No Implied Consent. Nothing in this Section 2.2 shall be construed to constitute Lender’s consent to any transaction that is not permitted by other provisions of this Agreement or the other Loan Documents.

2.3           Use of Proceeds. The proceeds of the Term Loan shall be utilized for the financing of Borrower’s ordinary working capital and general corporate needs and acquisition of all or substantially all of the assets of RayTrans Distribution Services, Inc., an Illinois corporation.

2.4           Interest; Principal.

(a)           Interest shall accrue on the outstanding principal amount of the Term Loan at the Interest Rate and shall be payable by Borrower, together with principal, (i) on July 7, 2009 in the amount of $260,830 and (ii) in equal monthly installments of $252,750 each, commencing on August 7, 2009 and continuing on the seventh day of each month thereafter. On the Maturity Date, all unpaid principal and interest shall be due and payable. Interest that continues to accrue after the Maturity Date shall be payable on the Termination Date.

(b)           If any payment on the Term Loan becomes due and payable on a day other than a Business Day, the payment shall be clue on the immediately preceding Business Day.

(c)           All computations of Fees and interest calculated on a per annum basis shall be made by Lender on the basis of a 360-day year, in each case for the actual number of days occurring in the period for which such interest and Fees are payable. Each determination by Lender of interest rates and Fees hereunder shall be presumptive evidence of the correctness of such rates and Fees.

(d)           So long as an Event of Default has occurred and is continuing, at the election of Lender confirmed by written notice from Lender to Borrower, the interest rates applicable to the Term Loan shall be increased to 16% (the “Default Rate”), and all outstanding Obligations shall bear interest at the Default Rate applicable to such Obligations. Interest at the Default Rate shall accrue from the initial date of such Event of Default until that Event of Default is cured or waived and shall be payable upon demand.

(e)           Notwithstanding anything to the contrary set forth in this Section 2.4, if a court of competent jurisdiction determines in a final order that the rate of interest payable hereunder exceeds the highest rate of interest permissible under law (the “Maximum Lawful Rate”), then so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable hereunder shall be equal to the Maximum Lawful Rate; provided, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, Borrower shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Lender is equal to the total interest that would have been received had the interest rate payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement. In no event shall the total interest received by Lender pursuant to the terms hereof exceed the amount that Lender could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Lawful Rate.

2.5           Fees. Borrower shall pay to Lender the following fees and expenses:

(a)           A origination fee in the amount of $37,500 shall be paid to Lender on the Closing Date, which fee shall be fully earned on the Closing Date and shall be non-refundable when paid.

(b)           An exit fee in the amount of $262,500 shall be deemed fully earned by Lender on the Closing Date and shall be paid to Lender on the earliest of (i) the Maturity Date, (ii) the date of payment in full by Borrower of the Term Loan, and (iii) the date of early termination or acceleration of the Term Loan.

2.6           Method of Payment. Payments are due in immediately available funds to Lender at JPMorgan Chase Bank, N.A., ABA #021000021, Account Name — EGL Mezzanine LLC — 600 West Chicago Ave., Chicago, IL 60654, Account #816899793, no later than 1:00 p.m. Central time.

2.7           Application and Allocation of Payments. So long as no Event of Default has occurred and is continuing, (i) payments matching specific scheduled payments then due shall be applied to those scheduled payments; and (ii) voluntary prepayments shall be applied in accordance with the provisions of Section 2.2(a). As to any other payment, and as to all payments made when an Event of Default has occurred and is continuing or following the Maturity Date, Borrower hereby irrevocably waives the right to direct the application of any and all payments received from or on behalf of Borrower, and Borrower hereby irrevocably agrees that Lender shall have the continuing exclusive right to apply any and all such payments against the Obligations as Lender may deem advisable notwithstanding any previous entry by Lender in the Loan Account or any other books and records. In all circumstances, after acceleration or maturity of the Obligations, all payments and proceeds of Collateral shall be applied to amounts then due and payable in the following order: (1) to Fees and Lender’s expenses reimbursable hereunder; (2) to interest on the Term Loan; (3) to principal payments on the Term Loan; and (4) to all other Obligations including expenses of Lender to the extent reimbursable.

2.8           Loan Account and Accounting. Lender shall maintain a loan account (the “Loan Account”) on its books to record the Term Loan, all payments made by Borrower, and all other debits and credits as provided in this Agreement with respect to the Term Loan or any other Obligations. All entries in the Loan Account shall be made in accordance with Lender’s customary accounting practices as in effect from time to time, The balance in the Loan Account, as recorded on Lender’s most recent printout or other written statement, shall, absent manifest error, be presumptive evidence of the amounts due and owing to Lender by Borrower.

2.9           Indemnity. Borrower shall indemnify and hold harmless each of Lender and its Affiliates, and each such Person’s respective officers, directors, employees, attorneys, agents and representatives (each, an “Indemnified Person”), from and against any and all suits, actions, proceedings, claims, damages, losses, liabilities and expenses (including reasonable attorneys’ fees and disbursements and other costs of investigation or defense, including those incurred upon any appeal) that may be instituted or asserted against or incurred by any such Indemnified Person as the result of credit having been extended, suspended or terminated under this Agreement and the other Loan Documents and the administration of such credit, and in connection with or arising out of the transactions contemplated hereunder and thereunder and any actions or failures to act in connection therewith, including any and all legal costs and expenses arising out of or incurred in connection with disputes between or among any parties to any of the Loan Documents (collectively, “Indemnified Liabilities”); provided, that Borrower shall not be liable for any indemnification to an Indemnified Person to the extent that any such suit, action, proceeding, claim, damage, loss, liability or expense results from that Indemnified Person’s gross negligence or willful misconduct. NO INDEMNIFIED PERSON SHALL BE RESPONSIBLE OR LIABLE TO ANY OTHER PARTY TO ANY LOAN DOCUMENT, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OF SUCH PERSON OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF CREDIT HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER ANY LOAN DOCUMENT OR AS A RESULT OF ANY OTHER TRANSACTION CONTEMPLATED HEREUNDER OR THEREUNDER.

2.10         Taxes.

(a)           Any and all payments by Borrower hereunder or under the Term Note shall be made, in accordance with this Section 2.10, free and clear of and without deduction for any and all present or future Taxes. If Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under the Term Note, (i) the sum payable shall be increased as much as shall be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.10) Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions, and (iii) Borrower shall pay the full amount deducted to the relevant taxing or other authority in accordance with applicable law. Within 30 days after the date of any payment of Taxes, Borrower shall furnish to Lender the original or a certified copy of a receipt evidencing payment thereof.

(b)           Borrower shall indemnify and, within ten days of demand therefor, pay Lender for the full amount of Taxes (including any Taxes imposed by any jurisdiction on amounts payable under this Section 2.10) paid by Lender, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted.

2.11         Single Loan. The Term Loan of Borrower and all of the other Obligations of Borrower arising under this Agreement and the other Loan Documents shall constitute one general obligation of Borrower secured, until the Termination Date, by all of the Collateral.

2.12         Termination of Chase Loan Documents. Borrower hereby agrees to elect to irrevocably terminate the Chase Loan Documents and take all such other actions as may be necessary to cause the Chase Loan to be “Finally Paid” within the meaning of the Subordination Agreement, upon the earliest to occur of the following: (a) the outstanding Liabilities (as defined in the Chase Loan Documents) have been paid in full or otherwise have been fully satisfied and no amounts are then due and owing under the Chase Loan Documents; and (b) the sale or issuance of equity securities of Borrower after the date of this Agreement in one transaction or a series of related transactions pursuant to which Borrower receives aggregate gross proceeds (excluding proceeds from the conversion of any indebtedness) of at least $15,000,000, all of which may be used to pay outstanding indebtedness of Borrower, including without limitation, amounts outstanding under the Chase Loan, or for working capital and other general corporate purposes.

SECTION 3. CREATION OF SECURITY INTEREST

3.1           Grant of Security Interest.

(a)           Borrower grants to Lender a Lien upon all of its right, title and interest in the Collateral to secure the prompt and complete payment and performance of the Obligations, which Lien shall be subordinate to the Lien granted under the Chase Loan pursuant to the terms set forth in the Subordination Agreement.

(b)           Borrower shall defend the right, title and interest of Lender in and to the Collateral against the claims and demands of all Persons whomsoever, and shall take such actions, including (i) after payment in full of the Chase Loan, all actions necessary to grant Lender “control” of any investment property, deposit accounts, letter of credit rights or electronic chattel paper owned by Borrower, with any agreements establishing control to be in form and substance satisfactory to Lender, (ii) after payment in full of the Chase Loan, the delivery to Lender of all original instruments, chattel paper, negotiable documents and certificated Stock owned by Borrower (in each case, accompanied by stock powers, allonges or other instruments of transfer executed in blank) promptly after Borrower receives same, (iii) after payment in full of the Chase Loan, notification of Lender’s interest in Collateral at Lender’s request, (iv) after payment in full of the Chase Loan, preparation and delivery of all applications and other relevant actions to note the Lien of Lender on any certificate of title, and (v) the institution of litigation against third parties as shall be prudent in order to protect and preserve Borrower’s and Lender’s respective and several interests in the Collateral. Borrower shall mark its books and records pertaining to the Collateral to evidence the Loan Documents and the Liens granted under the Loan Documents, subject to the Chase Loan Documents. After payment in full of the Chase Loan, if Borrower retains possession of any chattel paper or instruments with Lender’s consent, then such chattel paper and instruments shall be marked with the following legend: “THIS WRITING AND THE OBLIGATIONS EVIDENCED OR SECURED HEREBY ARE SUBJECT TO THE LIEN OF EGL MEZZANINE LLC.” Borrower shall promptly, and in any event within two Business Days after the same is acquired by it, notify Lender of any commercial tort claim acquired by it and unless otherwise consented to by Lender, Borrower shall enter into a supplement to this Agreement (and the Loan Documents) granting to Lender a Lien in such commercial tort claim, provided Borrower has also granted to JPMorgan Chase Bank, N.A. a first priority Lien in such commercial tort claim.

3.2           Lender’s Rights.

(a)           After payment in full of the Chase Loan, Lender may, at any time in Lender’s own name or in the name of Borrower and without prior notice to Borrower, (i) communicate with Account Debtors, parties to contracts, and obligors in respect of payment intangibles, instruments, chattel paper or other Collateral to verify to Lender’s satisfaction the existence, amount and terms of any such accounts, contracts, payment intangibles, instruments, chattel paper or other Collateral, and (ii) at any time after the occurrence and continuance of an Event of Default (or if any rights of set-off (other than set-offs against an account arising under the contract giving rise to the same Account) or contra accounts may be asserted with respect to the following), and without prior notice to Borrower, notify Account Debtors and other Persons obligated on the Collateral that Lender has a security interest therein, and that payments shall be made directly to Lender. Upon the request of Lender, Borrower shall, only after payment in full of the Chase Loan, so notify such Account Debtors and other Persons obligated on the Collateral. Once any such notice has been given to any Account Debtor or other Person obligated on the Collateral, Borrower shall not give any contrary instructions to such Account Debtor or other Person without Lender’s prior written consent.

(b)           It is expressly agreed by Borrower that Borrower shall remain liable under each contract and License to observe and perform all the conditions and obligations to be observed and performed by it thereunder, and Lender shall not have any obligation or liability whatsoever to any Person under any contract or License (between Borrower and any Person other than Lender) by reason of or arising out of the execution, delivery or performance of this Agreement, and Lender shall not be required or obligated in any manner (i) to perform or fulfill any of the obligations of Borrower thereunder, (ii) to make any payment or inquiry, or (iii) to take any action of any kind to collect or enforce any performance or the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times under or pursuant to any contract or License.

(c)           Borrower shall, with respect to each owned, leased, or controlled property or facility, during normal business hours and upon reasonable advance notice (unless a Default or an Event of Default has occurred and is continuing, in which event no notice shall be required and Lender shall have access at any and all times): (i) provide access to such facility or property to Lender and any of its officers, employees and agents, as frequently as Lender determines to be appropriate; (ii) permit Lender and any of its officers, employees and agents to inspect, audit and make extracts from all of Borrower’s books and records; and (iii) permit Lender to inspect, review, evaluate and make physical verifications and appraisals of the inventory and other Collateral in any manner and through any medium that Lender considers advisable, and Borrower shall provide to Lender, at Borrower’s cost and expense, such clerical and other assistance as may be reasonably requested with regard thereto. Representatives of Lender may accompany Lender’s representatives on inspections and audits at no cost to Borrower. Borrower shall make available to Lender and its counsel, as quickly as practicable under the circumstances, originals or copies of all of Borrower’s books and records and any other instruments and documents that Lender may request. Borrower shall deliver any document or instrument reasonably necessary for Lender, as it may from time to time request, to obtain records from any service bureau or other Person that maintains records for Borrower.

(d)           Upon the occurrence and during the continuance of a Default or an Event of Default, Borrower, at its own expense, shall cause their independent certified public accountants or consultants who are reasonably acceptable to Lender, to prepare and deliver to Lender at any time and from time to time, promptly upon Lender’s request: (i) a reconciliation of all Accounts; (ii) an aging of all Accounts; (iii) trial balances; and (iv) test verifications of such Accounts as Lender may request. Borrower, at its own expense, shall cause their independent certified public accountants to deliver to Lender the results of (i) any physical verifications of all or any portion of the inventory made or observed by such accountants and (ii) any verifications of Borrower’s Accounts, in each case when and if any such verifications are conducted. Lender shall be permitted to observe and consult with Borrower and Borrower’s certified public accountants in the performance of these tasks.

3.3           Power of Attorney. Borrower hereby irrevocably makes, constitutes, and appoints Lender (and any of Lender’s officers, employees or agents designated by Lender) as Borrower’s true and lawful attorney-in-fact, with power to: (a) sign the name of Borrower on any document to be executed, recorded or filed in order to perfect or continue perfected Lender’s Lien upon the Collateral if Borrower fails to do so promptly after request therefor by Lender, including filing any financing statement or amendments thereto or continuation statement without the signature of Borrower; (b) after payment in full of the Chase Loan, sign Borrower’s name on any invoice or bill of lading relating to any Account, drafts against Account Debtors, schedules and assignments of Accounts, verifications of Accounts and notices to Account Debtors; (c) after payment in full of the Chase Loan, send requests for verification of Accounts; (d) after payment in full of the Chase Loan, endorse Borrower’s name on any checks, notices, acceptances, money orders, drafts, or other forms of payment or security that may come into Lender’s possession; and (e) after payment in full of the Chase Loan, at any time that an Event of Default has occurred and is continuing or Lender deems itself insecure, (i) notify the post office authorities to change the address for delivery of Borrower’s mail to an address designated by Lender, to receive and open all mail addressed to Borrower, and to retain all mail relating to the Collateral and forward all other mail to Borrower, (ii) make, settle, and adjust all claims under Borrower’s policies of insurance and make all determinations and decisions with respect to such policies of insurance, and (iii) settle and adjust disputes and claims respecting the Accounts directly with Account Debtors, for amounts and upon terms which Lender determines to be reasonable, and Lender may cause to be executed and delivered any documents and releases which Lender determines to be necessary. The appointment of Lender as Borrower’s attorney-in-fact, and each and every one of Lender’s rights and powers, being coupled with an interest, is irrevocable until the Termination Date. NEITHER LENDER NOR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES SHALL BE RESPONSIBLE TO BORROWER FOR ANY ACT OR FAILURE TO ACT PURSUANT TO THE POWERS GRANTED UNDER THE POWER OF ATTORNEY HEREIN OR OTHERWISE, EXCEPT FOR ITS OR THEIR OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, NOR FOR ANY PUNITIVE, EXEMPLARY, INDIRECT OR CONSEQUENTIAL DAMAGES. Borrower also hereby (a) authorizes Lender to file any financing statements, continuation statements or amendments thereto that (i) indicate the Collateral (A) as all assets of Borrower or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the UCC of such jurisdiction, or (B) as being of an equal or lesser scope or with greater detail, and (ii) contain any other information required by Part 5 of Article 9 of the UCC for the sufficiency or filing office acceptance of any financing statement, continuation statement or amendment, including (A) whether Borrower is an organization, the type of organization and any organization identification number issued to Borrower, and (B) in the case of a financing statement filed as a fixture filing or indicating Collateral as as-extracted collateral or timber to be cut, a sufficient description of real property to which the Collateral relates, (b) agrees to furnish any such information to Lender promptly upon request, and (c) ratifies its authorization for Lender to have filed any initial financial statements, or amendments thereto if filed prior to the Closing Date. Borrower acknowledges that it is not authorized to file any financing statement or amendment or termination statement with respect to any financing statement without the prior written consent of Lender and agrees that it will not do so without the prior written consent of Lender, subject to Borrower’s rights under Section 9509(d)(2) of the UCC.

3.4           Financing Statements. Borrower shall from time to time execute, deliver and file, alone or with Lender any financing statements, security agreements, assignments, notices, control agreements, or other documents to perfect or give priority to Lender’s Lien on the Collateral. Borrower shall from time to time procure any instruments or documents as may be requested by Lender, and take all further action that may be necessary or desirable, or that Lender may request, to carry out more effectively the provisions and purposes of this Agreement or any other Loan Document or to confirm, perfect, preserve and protect the Liens granted hereby and thereby. In addition, and for such purposes only, Borrower hereby authorizes Lender to execute and deliver on behalf of Borrower and to file such financing statements, assignments, notices, control agreements, security agreements and other documents without the signature of Borrower in Lender’s name as agent and attorney-in-fact for Borrower. The parties agree that a carbon, facsimile, photographic or other reproduction of this Agreement shall be sufficient as a financing statement and may be filed in any appropriate office in lieu thereof.

3.5           Reinstatement. The provisions of this Section 3 shall remain in full force and effect and continue to be effective even if: (a) any petition is filed by or against Borrower for liquidation or reorganization; (b) Borrower becomes insolvent or makes an assignment for the benefit of creditors; (c) a receiver or trustee is appointed for all or any significant part of Borrower’s assets; or (d) at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a “voidable preference,”

“fraudulent transfer” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations and Lender’s Liens on the Collateral shall be reinstated and deemed reduced only by any amount paid and not so rescinded, reduced, restored or returned.

SECTION 4. REPRESENTATIONS AND WARRANTIES

To induce Lender to make the Term Loan, the Borrower makes the following representations and warranties to Lender with respect to Borrower, each and all of which shall survive the execution and delivery of this Agreement.

4.1           Corporate Existence; Compliance with Law. Borrower (a) is a corporation, duly organized, validly existing and in good standing under the laws of Delaware; (b) is duly qualified to conduct business and is in good standing in each other jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified would not result in exposure to losses or liabilities which could reasonably be expected to have a Material Adverse Effect; (c) has the requisite power and authority and the legal right to own, pledge, mortgage or otherwise encumber and operate its properties, to lease the property it operates under lease and to conduct its business as now conducted or proposed to be conducted; (d) has all licenses, permits, consents or approvals from or by, and has made all material filings with, and has given all notices to, all Governmental Authorities having jurisdiction, to the extent required for such ownership, operation and conduct; (e) is in compliance with its charter and bylaws; and (f) subject to specific representations set forth herein regarding tax and other laws, is in compliance with all applicable provisions of law, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

4.2             Corporate Power, Authorization, Enforceable Obligations. The execution, delivery and performance by Borrower of the Loan Documents to which it is a party and the creation of all Liens provided for therein: (a) are within Borrower’s power; (b) have been duly authorized by all necessary corporate action; (c) do not contravene any provision of Borrower’s charter and bylaws; (d) do not violate any law or regulation, or any order or decree of any court or Governmental Authority; (e) do not conflict with or result in the breach or termination of, constitute a default under or accelerate or permit the acceleration of any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which Borrower is a party or by which Borrower or any of its property is bound; (f) do not result in the creation or imposition of any Lien upon any of the property of Borrower other than those in favor of Lender pursuant to the Loan Documents; and (g) do not require the consent or approval of any Governmental Authority or any other Person, all of which will have been duly obtained, made or complied with prior to the Closing Date. Each of the Loan Documents shall be duly executed and delivered by Borrower and each such Loan Document shall constitute a legal, valid and binding obligation of Borrower enforceable against it in accordance with its terms.

4.3           Ownership of Property; Liens. Borrower owns good and marketable fee simple title to all of its owned Real Estate, and valid and marketable leasehold interests in all of its leased Real Estate. Borrower also has good and marketable title to, or valid leasehold interests in, all of its personal property and assets. None of the properties and assets of Borrower are subject to any Liens other than Permitted Liens, and there are no facts, circumstances or conditions that could reasonably be expected to result in any Liens other than Permitted Liens. Borrower has received all deeds, assignments, waivers, consents, nondisturbance and attornment or similar agreements, bills of sale and other documents, and has duly effected all recordings, filings and other actions necessary to establish, protect and perfect Borrower’s right, title and interest in and to all such Real Estate and other properties and assets. No portion of Borrower’s Real Estate has suffered any material damage by fire or other casualty loss that has not heretofore been repaired and restored in all material respects to its original condition or otherwise remedied. All material permits required to have been issued or appropriate to enable the Real Estate to be lawfully occupied and used for all of the purposes for which it is currently occupied and used have been lawfully issued and are in full force and effect.

4.4           Taxes.  All Federal and other material tax returns, reports and statements, including information returns, required by any Governmental Authority to be filed by Borrower have been filed with the appropriate Governmental Authority, and all Charges have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof, excluding Charges or other amounts being contested and unless the failure to so file or pay would not reasonably be expected to result in fines, penalties or interest in excess of $100,000 in the aggregate. Proper and accurate amounts have been withheld by Borrower from its employees for all periods in full and complete compliance with all applicable federal, state, local and foreign laws and such withholdings have been timely paid to the respective Governmental Authorities. Borrower has not executed or filed with the IRS or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any Charges. Borrower and its predecessors are not liable for any Charges: (a) under any agreement (including any tax sharing agreements) or (b) to Borrower’s knowledge, as a transferee. Borrower has not agreed or been requested to make any adjustment under Code Section 481(a), by reason of a change in accounting method or otherwise, which would reasonably be expected to have a Material Adverse Effect.

4.5           No Litigation. No action, claim, lawsuit, demand, investigation or proceeding is now pending or, to the knowledge of Borrower, threatened against Borrower (collectively, “Litigation”), (a) that challenges Borrower’s right or power to enter into or perform any of its obligations under the Loan Documents to which it is a party, or the validity or enforceability of any Loan Document or any action taken thereunder, or (b) that has a reasonable risk of being determined adversely to Borrower and that, if so determined, could reasonably be expected to have a Material Adverse Effect. There is no Litigation pending or threatened that seeks damages in excess of $100,000 or injunctive relief against, or alleges criminal misconduct of, Borrower.

4.6           Intellectual Property. Borrower owns or has rights to use all Intellectual Property necessary to continue to conduct its business as now conducted by it or presently proposed to be conducted by it. Borrower conducts its business and affairs without infringement of or interference with any Intellectual Property of any other Person in any material respect. Borrower is not aware of any material infringement claim by any other Person with respect to any Intellectual Property.

4.7           Full Disclosure. No information contained in this Agreement, any of the other Loan Documents, Financial Statements or other written reports from time to time prepared by Borrower and delivered hereunder or any written statement prepared by Borrower and furnished by or on behalf of Borrower to Lender pursuant to the terms of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. The Liens granted to Lender pursuant to this Agreement will at all times be fully perfected Liens in and to the Collateral described therein.

4.8           Solvency. Both before and after giving effect to the Term Loan made on the Closing Date Borrower is and will be Solvent.

SECTION 5. FINANCIAL STATEMENTS AND INFORMATION

5.1           Reports and Notices.

(a)           Borrower hereby agrees that from and after the Closing Date and until the Termination Date, it shall deliver to Lender the Financial Statements, notices, and other information at the times, to the Persons and in the manner requested by Lender.

SECTION 6. AFFIRMATIVE COVENANTS

Borrower agrees to do, and cause each of its Subsidiaries to do, each of the following:

6.1           Insurance. Maintain insurance with financially sound and reputable insurers, with such insurance and insurers to be satisfactory to Lender, covering its Property and business against those casualties and contingencies and in the types and amounts as are in accordance with sound business and industry practices, and furnish to Lender, upon request of Lender, reports on each existing insurance policy showing such information as Lender may reasonably request.

6.2           Existence. Maintain its existence and business operations as presently in effect in accordance with all applicable Legal Requirements, pay its debts and obligations when due under normal terms, and pay on or before their due date, all taxes, assessments, fees and other governmental monetary obligations, except as they may be contested in good faith if they have been properly reflected on its books and, at Lender’s request, adequate funds or security has been pledged or reserved to insure payment.

6.3           Financial Records. Maintain proper books and records of account, in accordance with GAAP, and consistent with financial statements previously submitted to Lender.

6.4           Inspection.  Permit Lender, its agents and designees to: (a) inspect and photograph its Property, to examine and copy files, books and records, and to discuss its business, operations, prospects, assets, affairs and financial condition with Borrower’s or its Subsidiaries’ officers and accountants, at times and intervals as Lender reasonably determines; (b) perform audits or other inspections of the Collateral, including the records and documents related to the Collateral; and (c) confirm with any Person any obligations and liabilities of the Person to Borrower or its Subsidiaries. Borrower will, and will cause its Subsidiaries to cooperate with any inspection or audit. Borrower will pay Lender the reasonable costs and expenses of any audit or inspection of the Collateral (including fees and expenses charged internally by Lender for asset reviews) promptly after receiving the invoice.

6.5           Notices of Claims, Litigation, Defaults, etc. Promptly inform Lender in writing of: (i) all existing and all threatened litigation, claims, investigations, administrative proceedings and similar actions or changes in Legal Requirements affecting it which could materially affect its business, assets, affairs, prospects or financial condition; (ii) the occurrence of any event which gives rise to Lender’s option to terminate the Loan; (iii) the institution of steps by it to withdraw from, or the institution of any steps to terminate, any employee benefit plan as to which it may have liability; (iv) any reportable event or any prohibited transaction in connection with any employee benefit plan; (v) any additions to or changes in the locations of its businesses; and (vi) any alleged breach by Lender of any provision of this agreement or of any other Loan Document.

6.6           Other Agreements. Comply with all terms and conditions of all other agreements, whether now or hereafter existing, between it and any other Person.

6.7           Title to Assets and Property. Maintain good and marketable title to all of its Properties, and defend them against all claims and demands of all Persons at any time claiming any interest in them.

6.8           Additional Assurances. Promptly make, execute and deliver any and all agreements, documents, instruments and other records that Lender may request to evidence the Loan, cure any defect in the execution and delivery of any of the Loan Documents, perfect any Lien, comply with any Legal Requirement applicable to Lender or the Loan or describe more fully particular aspects of the agreements set forth or intended to be set forth in any of the Loan Documents.

SECTION 7. TERM

7.1           Termination. The financing arrangements contemplated hereby shall be in effect until the Maturity Date, and the Term Loan and all other Obligations shall be automatically due and payable in full on such date.

7.2           Survival of Obligations Upon Termination of Financing Arrangements. Except as otherwise expressly provided for in the Loan Documents, no termination or cancellation (regardless of cause or procedure) of any financing arrangement under this Agreement shall in any way affect or impair the obligations, duties and liabilities of Borrower or the rights of Lender relating to any unpaid portion of the Term Loan or any other Obligations, due or not due, liquidated, contingent or unliquidated or any transaction or event occurring prior to such termination, or any transaction or event, the performance of which is required after the Maturity Date. Except as otherwise expressly provided herein or in any other Loan Document, all undertakings, agreements, covenants, warranties and representations of or binding upon Borrower, and all rights of Lender, all as contained in the Loan Documents, shall not terminate or expire, but rather shall survive any such termination or cancellation and shall continue in full force and effect until the Termination Date; provided, that the provisions of Section 9, the payment obligations under Sections 2.10 and 2.11, and the indemnities contained in the Loan Documents shall survive the Termination Date.

SECTION 8. EVENTS OF DEFAULT; RIGHTS AND REMEDIES

8.1           Events of Default/Acceleration. The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an “Event of Default” hereunder:

(a)           Borrower fails to pay when due any of the Obligations or any other debt to any Person, or any amount payable with respect to any of the Obligations, or under the Term Note, any other Loan Document, or any agreement or instrument evidencing other debt to any Person.

(b)           Borrower: (i) fails to observe or perform or otherwise violates any term, covenant, condition or agreement of any of the Loan Documents; (ii) makes any materially incorrect or misleading representation, warranty, or certificate to Lender; (iii) makes any materially incorrect or misleading representation in any financial statement or other information delivered to Lender; or (iv) defaults under the terms of any agreement or instrument relating to any debt for borrowed money (other than the debt evidenced by the Loan Documents) and the effect of such default will allow the creditor to declare the debt due before its states maturity.

(c)           In the event (i) there is a default under the terms of any Loan Document, (ii) Borrower terminates or revokes or purports to terminate or revoke its guaranty or Borrower’s guaranty becomes unenforceable in whole or in part, (iii) Borrower fails to perform under its guaranty, or (iv) Borrower fails to comply with, or perform under any agreement, now or hereafter in effect, between Borrower and Lender, or any Affiliate of Lender or their respective successors and assigns.

(d)           There is any loss, theft, damage, or destruction of any Collateral not covered by insurance.

(e)           Any event occurs that would permit the Pension Benefit Guaranty Corporation to terminate any employee benefit plan of Borrower or any of its Subsidiaries.

(f)            Borrower or any of its Subsidiaries: (i) becomes insolvent or unable to pay its debts as they become due; (ii) makes an assignment for the benefit of creditors; (iii) consents to the appointment of a custodian, receiver, or trustee for itself or for a substantial part of its Property; (iv) commences any proceeding under any bankruptcy, reorganization, liquidation, insolvency or similar laws; (v) conceals or removes any of its Property, with the intent to hinder, delay or defraud any of its creditors; (vi) makes or permits a transfer of any of its Property, which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or (vii) makes a transfer of any of its Property to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid.

(g)           A custodian, receiver, or trustee is appointed for Borrower or any of its Subsidiaries or for a substantial part of their respective Property.

(h)           Borrower or any of its Subsidiaries, without Lender’s written consent: (i) liquidates or is dissolved; (ii) merges or consolidates with any other Person; (iii) leases, sells or otherwise conveys a material part of its assets or business outside the ordinary course of its business; (iv) leases, purchases, or otherwise acquires a material part of the assets of any other Person, except in the ordinary course of its business; or (v) agrees to do any of the foregoing; provided, however, that any Subsidiary of Borrower may merge or consolidate with any other Subsidiary of Borrower, or with Borrower, so long as Borrower is the survivor.

(i)            Proceedings are commenced under any bankruptcy, reorganization, liquidation, or similar laws against Borrower or any of its Subsidiaries and remain undismissed for thirty (30) days after commencement; or Borrower or any of its Subsidiaries consents to the commencement of those proceedings.

(j)            Any judgment is entered against Borrower or any of its Subsidiaries, or any attachment, seizure, sequestration, levy, or garnishment is issued against any Property of Borrower or any of its Subsidiaries or any Collateral.

(k)           Any material adverse change occurs in: (i) the reputation, Property, financial condition, business, assets, affairs, prospects, liabilities, or operations of Borrower or any of its Subsidiaries; (ii) Borrower’s ability to perform its obligations under the Loan Documents; or (iii) the Collateral.

8.2           Remedies.

(a)           Upon the occurrence and during the continuance of any Event of Default, Lender may, without notice except as otherwise expressly provided herein, increase the rate of interest applicable to the Term Loan to the Default Rate.

(b)           Upon the occurrence and during the continuance of any Event of Default, Lender may, without notice: (i) declare all or any portion of the Obligations, including all or any portion of any Term Loan to be forthwith due and payable without presentment, demand, protest or further notice of any kind, all of which are expressly waived by Borrower; or (ii) exercise any rights and remedies provided to Lender under the Loan Documents or at law or equity, including all remedies provided under the UCC; provided, that upon the occurrence of an Event of Default specified in Sections 8.1(i) or (j), the Commitments shall be immediately terminated and all of the Obligations shall become immediately due and payable without declaration, notice or demand by any Person.

(c)           Upon the occurrence and during the continuance of any Event of Default, Lender may, at any time or from time to time, apply, collect, liquidate, sell in one or more sales, lease or otherwise dispose of, any or all of the Collateral, in its then condition or following any commercially reasonable preparation or processing, in such order as Lender may elect. Any such sale may be made either at public or private sale at its place of business or elsewhere. Borrower agrees that any such public or private sale may occur upon five (5) calendar days’ prior written notice to Borrower. Lender may require Borrower to assemble the Collateral and make it available to Lender at a place designated by Lender that is reasonably convenient to Lender and

Borrower. The proceeds of any sale, disposition or other realization upon all or any part of the Collateral shall be applied by Lender in the following order of priorities:

(i)              First, to Lender in an amount sufficient to pay in full Lender’s costs and professionals’ and advisors’ fees and expenses;

(ii)             Second, to Lender in an amount equal to the then unpaid amount of the Obligations (including principal, interest, and the Default Rate interest), in such order and priority as Lender may choose in its sole discretion; and

(iii)            Finally, after the full, final, and indefeasible payment in cash of all of the Obligations, to any creditor holding a junior Lien on the Collateral, or to Borrower or its representatives or as a court of competent jurisdiction may direct.

Lender shall be deemed to have acted reasonably in the custody, preservation and disposition of any of the Collateral if it complies with the obligations of a secured party under the UCC.

8.3           Waivers by Borrower. Except as otherwise provided for in this Agreement or by applicable law, Borrower waives: (a) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Lender on which Borrower may in any way be liable, and hereby ratifies and confirms whatever Lender may do in this regard, (b) all rights to notice and a hearing prior to Lender’s taking possession or control of, or to Lender’s replevy, attachment or levy upon, the Collateral or any bond or security that might be required by any court prior to allowing Lender to exercise any of its remedies, and (c) the benefit of all valuation, appraisal, marshaling and exemption laws.

SECTION 9. MISCELLANEOUS

9.1           Continuation of Security Interest. This is a continuing agreement and the grant of a Lien hereunder shall remain in full force and effect and all of the rights, powers and remedies of Lender hereunder, shall continue to exist until the Termination Date. Lender shall execute a termination statement within a reasonable time after the Termination Date, reassigning to Borrower, without recourse, the Collateral and all rights conveyed hereby and returning possession of the Collateral to Borrower. The rights, powers and remedies of Lender shall be in addition to all rights, powers and remedies given by statute or rule of law and are cumulative. The exercise of any one or more of the rights, powers and remedies provided herein shall not be construed as a waiver of or election of remedies with respect to any other rights, powers and remedies of Lender.

9.2           Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective only to the extent and duration of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

9.3           Notice. Except as otherwise provided herein, all notices and service of process required, contemplated, or permitted under the Loan Documents or with respect to the subject matter hereof shall be in writing, and shall be deemed to have been validly served, given, delivered, and received upon the earlier of: (i) the first Business Day after transmission by facsimile or hand delivery or deposit with an overnight express service or overnight mail delivery service; or (ii) the third calendar day after deposit in the United States mails, with proper first class postage prepaid, and shall be addressed to the party to be notified as follows:

(a)               If to Lender:

EGL Mezzanine LLC

600 West Chicago Avenue, Suite 725

Chicago, Illinois 60654

Attn: Eric P. Lefkofsky

Facsimile:         .       .

with a copy to:

DLA Piper LLP (US)

203 North LaSalle Street, Suite 1900

Chicago, Illinois 60601

Attn: Richard E. Ginsberg

Fax: 312.630.5388

(b)              If to Borrower:

Echo Global Logistics, Inc.

600 West Chicago Avenue, Suite 725

Chicago, Illinois 60654

Attn: Douglas R. Waggoner

Fax: 888.796.4445

9.4           Entire Agreement; Modifications and Amendments. This Agreement and the other Loan Documents constitute the complete agreement between the parties with respect to the subject matter hereof and thereof, supersede all prior agreements, commitments, understandings or inducements (oral or written, expressed or implied), and may not be modified, altered or amended except by a written agreement signed by Lender, Borrower and each other Person executing this Agreement or any other Loan Document, as applicable.

9.5           Headings. The various headings in this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or any provisions hereof.

9.6           No Waiver. No action taken by Lender or Borrower will be deemed to constitute a waiver of compliance with any representation, warranty or covenant in this Agreement, Term Note or other Loan Documents. The waiver by Lender of a breach of any provision of this

Agreement, Term Note or other Loan Documents will not operate or be construed as a waiver of any subsequent breach.

9.7           Successors and Assigns. The provisions of this Agreement and the other Loan Documents shall inure to the benefit of and be binding on Borrower and its permitted assigns (if any). Borrower shall not assign its obligations under this Agreement, the Term Note or any of the other Loan Documents without Lender’s express prior written consent, and any such attempted assignment shall be void and of no effect. Lender reserves the right at any time to create and sell a participation in any portion of the Term Loan and the Loan Documents and to sell, transfer or assign any or all of its rights in the Term Loan and under the Loan Documents and Borrower consents to Lender’s sale of participations in, at any time or times, the Term Loan and the Loan Documents, or of any portion thereof or interest therein, to any Person including Lender’s rights, title, interests, remedies, powers, or duties thereunder, whether evidenced by a writing or not.

9.8           GOVERNING LAW. THIS AGREEMENT, THE TERM NOTE AND THE OTHER LOAN DOCUMENTS HAVE BEEN NEGOTIATED AND DELIVERED TO LENDER IN THE STATE OF ILLINOIS, AND SHALL HAVE BEEN ACCEPTED BY LENDER IN THE STATE OF ILLINOIS. PAYMENT TO LENDER BY BORROWER OF THE OBLIGATIONS IS DUE IN THE STATE OF ILLINOIS. THIS AGREEMENT, THE TERM NOTE AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF ILLINOIS, EXCLUDING CONFLICT OF LAWS PRINCIPLES THAT WOULD CAUSE THE APPLICATION OF LAWS OF ANY OTHER JURISDICTION.

9.9           Consent To Jurisdiction And Venue. All judicial proceedings arising in or under or related to this Agreement, the Term Note, or any of the other Loan Documents may be brought in any state or federal court of competent jurisdiction located in the State of Illinois. By execution and delivery of this Agreement, each party hereto generally and unconditionally: (a) consents to personal jurisdiction in Cook County, State of Illinois; (b) waives any objection as to jurisdiction or venue in Cook County, State of Illinois; (c) agrees not to assert any defense based on lack of jurisdiction or venue in the aforesaid courts; and (d) irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement, the Term Note, or the other Loan Documents. Service of process on any party hereto in any action arising out of or relating to this Agreement shall be effective if given in accordance with the requirements for notice set forth in Section 9.3, and shall be deemed effective and received as set forth in Section 9.3. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of either party to bring proceedings in the courts of any other jurisdiction.

9.10         Mutual Waiver Of Jury Trial; Judicial Reference. Because disputes arising in connection with complex financial transactions are most quickly and economically resolved by an experienced and expert person and the parties wish applicable state and federal laws to apply (rather than arbitration rules), the parties desire that their disputes be resolved by a judge applying such applicable laws. EACH OF BORROWER AND LENDER SPECIFICALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, CROSS-CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR ANY OTHER

CLAIM (COLLECTIVELY, “CLAIMS”) ASSERTED BY BORROWER AGAINST LENDER OR ITS ASSIGNEE OR BY LENDER OR ITS ASSIGNEE AGAINST BORROWER. IN THE EVENT THE JURY WAIVER IN THIS AGREEMENT IS UNENFORCEABLE FOR ANY REASON, THE PARTIES WILL RESOLVE ALL DISPUTES ARISING OUT OF THIS AGREEMENT OR ANY RELATIONSHIP BETWEEN LENDER OR BORROWER BY JUDICIAL REFERENCE PURSUANT TO CODE OF CIVIL PROCEDURE SECTIONS 638 ET SEQ, SUCH REFERENCE PROCEEDING TO BE CONDUCTED WITHOUT A JURY BEFORE A MUTUALLY ACCEPTABLE REFEREE OR, IF THERE IS NO AGREEMENT ON THE REFEREE, A REFEREE APPOINTED BY THE PRESIDING JUDGE OF THE ILLINOIS CIRCUIT COURT FOR COOK COUNTY. THIS SECTION SHALL NOT PROHIBIT ANY PARTY FROM SEEKING ANY JUDICIAL PREJUDGMENT REMEDY OR EXERCISING ANY NONJUDICIAL REMEDY IN ACCORDANCE WITH THE UNIFORM COMMERCIAL CODE OR OTHER APPLICABLE LAW. This waiver extends to all such Claims, including Claims that involve Persons other than Borrower and Lender; Claims that arise out of or are in any way connected to the relationship between Borrower and Lender; and any Claims for damages, breach of contract, specific performance, or any equitable or legal relief of any kind, arising out of this Agreement or any other Loan Document.

9.11         Confidentiality. Lender acknowledges that certain items of Collateral, including, but not limited to trade secrets, source codes, customer lists and certain other items of Intellectual Property, and any Financial Statements provided pursuant to hereto, if and to the extent such information is marked as confidential by Borrower at the time of disclosure, shall constitute proprietary and confidential information of Borrower (the “Confidential Information”). Accordingly, Lender agrees that any Confidential Information it may obtain in the course of acquiring, administering, perfecting or foreclosing Lender’s security interest in the Collateral shall be received in the strictest confidence and shall not be disclosed to any other person or entity in any manner whatsoever, in whole or in part, without the prior written consent of Borrower, except that Lender may disclose any such information: (a) to its own directors, officers, employees, accountants, counsel and other professional advisors and to its affiliates if Lender in their sole discretion determines that any such party should have access to such information; (b) if such information is generally available to the public; (c) if required or appropriate in any report, statement or testimony submitted to any governmental authority having or claiming to have jurisdiction over Lender; (d) if required or appropriate in response to any summons or subpoena or in connection with any litigation, to the extent permitted or deemed advisable by Lender’s counsel; (e) to comply with any legal requirement or law applicable to Lender; (f) to the extent reasonably necessary in connection with the exercise of any right or remedy under any Loan Document, including Lender’s sale, lease, or other disposition of Collateral after default, which Collateral constitutes or is reasonably related to Confidential Information; (g) to any participant or assignee of Lender or any prospective participant or assignee, provided that such participant or assignee or prospective participant or assignee agrees in writing to be bound by this Section prior to disclosure; or (h) otherwise with the prior consent of Borrower; provided, that any disclosure made in violation of this Agreement shall not affect the obligations of Borrower or any of its affiliates or any guarantor under this Agreement or the other Loan Documents.

9.12         Revival of Obligations. This Agreement and the Loan Documents shall remain in full force and effect and continue to be effective if any petition is filed by or against Borrower for liquidation or reorganization, if Borrower becomes insolvent or makes an assignment for the benefit of creditors, if a receiver or trustee is appointed for all or any significant part of Borrower’s assets, or if any payment or transfer of Collateral is recovered from Lender. The Loan Documents and the Obligations and Collateral security shall continue to be effective, or shall be revived or reinstated, as the case may be, if at any time payment and performance of the Obligations or any transfer of Collateral to Lender, or any part thereof is rescinded, avoided or avoidable, reduced in amount, or must otherwise be restored or returned by, or is recovered from, Lender or by any obligee of the Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment, performance, or transfer of Collateral had not been made, In the event that any payment, or any part thereof, is rescinded, reduced, avoided, avoidable, restored, returned, or recovered, the Loan Documents and the Obligations shall be deemed, without any further action or documentation, to have been revived and reinstated except to the extent of the full, final, and indefeasible payment to Lender in cash.

9.13         Counterparts. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so delivered shall be deemed an original, but all of which counterparts shall constitute but one and the same instrument.

9.14         Remedies. Lender’s rights and remedies under this Agreement shall be cumulative and nonexclusive of any other rights and remedies that Lender may have under any other agreement, including the other Loan Documents, by operation of taw or otherwise. Recourse to the Collateral shall not be required.

9.15         Conflict of Terms. Except as otherwise provided in this Agreement or any of the other Loan Documents by specific reference to the applicable provisions of this Agreement, if any provision contained in this Agreement conflicts with any provision in any of the other Loan Documents, the provision contained in this Agreement shall govern and control.

9.16         Advice of Counsel. Each of the parties represents to each other party hereto that it has discussed this Agreement and, specifically, the provisions of Sections 9.8, 9.9 and 9.10, with its counsel.

9.17         No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, this Loan and Security Agreement has been duly executed as of the date first written above.

“Borrower”

ECHO GLOBAL LOGISTICS, INC,

By:	/s/ David B. Menzel
Name:	David B. Menzel
Title:	CFO

“Lender”

EGL MEZZANINE LLC

By:	/s/ Eric P. Lefkofsky
Name:	Eric P. Lefkofsky
Title:	Manager

[Signature Page to Amended and Restated Loan and Security Agreement]